UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 23, 2002

THE PMI GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13664	94-3199675
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3003 Oak Road, Walnut Creek, California	94597
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (925) 658-7878

(Former name or former address, if changed since last report.)

Item 5. Other Events and Regulation FD Disclosure

As we previously reported, PMI Mortgage Insurance Co., our mortgage insurance subsidiary, entered into a settlement agreement with the plaintiffs in the litigation captioned Baynham et al. v. PMI Mortgage Insurance Company. On June 25, 2001, an order was entered in the United States District Court for the Southern District of Georgia approving the settlement. (See our Form 8-K filed June 25, 2001.) An appeal has been filed to overturn the District Court’s decision to not allow certain individuals to intervene in the action prior to the entry of the Court’s June 25, 2001 order. If the appeal is successful, such individuals could have standing to challenge the terms of the settlement. We currently estimate that the gross amount of the settlement will be between $19 million and $20 million.

As of September 30, 2002, we had $6.8 million in net reserves for the payment of possible costs related to the settlement of the Baynham action. These reserves represented our estimates of the cost of settlement less insurance payments we expected to receive from our insurance carriers as reimbursement for PMI’s defense and settlement costs.

In April 2002, we commenced litigation in the United States District Court for the Northern District of California (PMI Mortgage Insurance Co. v. American International Specialty Lines Insurance Company, et al.) to obtain reimbursement from our carriers. In November, 2002, PMI and our insurance carriers filed competing motions for summary judgment on the issue of whether the activities of PMI that were the subject of the Baynham action were “professional services” and, therefore, covered under the relevant insurance policies. On December 16, 2002, the District Court denied PMI’s motion for summary judgment and granted our insurance carriers’ motion for summary judgment. PMI will appeal the Court’s ruling.

In light of the District Court’s ruling, we are re-evaluating the adequacy of our reserves in connection with the Baynham action. If we do not realize our estimated amount of insurance proceeds, we will be required to take additional charges against earnings and this could negatively impact our results of operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The PMI Group, Inc. (Registrant)

December 23, 2002	By:	/s/ BRIAN P. SHEA
Brian P. Shea Vice President and Controller